Exhibit 99.1

Atkore International Group Inc. Announces Fourth Quarter 2020 Results
Fourth-Quarter Highlights
•Record quarterly net income in the fourth quarter 2020
•Net income per diluted share increased to $1.11 from $0.94; Adjusted net income per diluted share increased to $1.18 from $1.01
•Net income increased by $8.2 million to $54.2 million; Adjusted EBITDA increased by $9.4 million to $98.2 million
Fiscal 2020 Highlights
•Record full year net income
•Net income per diluted share increased to $3.10 from $2.83; Adjusted net income per diluted share increased to $3.78 from $3.62
•Net income increased by $13.3 million to $152.3 million; Adjusted EBITDA increased to $326.6 million from $324.4 million
•Ending cash balance of $284.5 million; net cash provided by operating activities of $248.8 million; Free Cash Flow of $215.0 million

HARVEY, IL. — November 19, 2020 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2020 full year and fourth quarter ended September 30, 2020 ("fourth quarter").
“Atkore delivered record earnings in the fourth quarter and for the full Fiscal Year 2020,” remarked Bill Waltz, Atkore President and Chief Executive Officer. “Our disciplined use of the Atkore Business System enabled us to effectively generate $249 million in cash from operations, strengthen our balance sheet through $40 million in debt repayment in the fourth quarter, and lower our net leverage ratio to 1.6. Despite a challenging environment caused by the COVID-19 pandemic, Atkore’s excellent commercial and operational execution drove higher margins in the fourth quarter.”

Waltz continued, “I want to thank our employees for their hard work and dedication as well as diligence to working safely during these challenging times as they served customers with quality products and exceptional service. Atkore’s culture combined with our core values enables us to consistently deliver upon our commitments. We are focused on building better together with our employees, customers, shareholders and communities in order to create an even stronger business for the future.”

The Company reported double digit year-over-year improvements in net income, adjusted EBITDA, diluted EPS and adjusted EPS during its fourth quarter for the fiscal year ended 2020. Subsequent to the fiscal year close, the Company demonstrated its ability to effectively deploy capital by executing a share repurchase of $15 million, and completing the asset purchase of Queen City Plastics in order to help strengthen the company’s position in PVC conduit and other related categories, and increase its exposure to the growing residential market.

Exhibit 99.1

2020 Fourth Quarter Results

	Three Months Ended
(in thousands)	September 30, 2020	September 30, 2019	Change	Change %
Net sales
Electrical Raceway	$364,148	$373,344	$(9,196)	(2.5)%
Mechanical Products & Solutions	113,904	128,661	(14,757)	(11.5)%
Eliminations	(632)	(295)	(337)	114.2%
Consolidated operations	$477,420	$501,710	$(24,290)	(4.8)%

Net income	$54,241	$45,997	$8,244	17.9%

Adjusted EBITDA
Electrical Raceway	$92,855	$80,000	$12,855	16.1%
Mechanical Products & Solutions	16,111	21,137	(5,026)	(23.8)%
Unallocated	(10,770)	(12,327)	1,557	(12.6)%
Consolidated operations	$98,196	$88,810	$9,386	10.6%

Net sales for the fourth quarter of 2020 decreased to $477.4 million, a decrease of 4.8% compared to $501.7 million for the prior-year period, primarily due to lower sales volume of $47.5 million within both the Electrical Raceway and Mechanical Products and Solutions segments. The decrease in net sales was partially offset by an increase of $20.1 million resulting from higher average selling prices.

Gross profit increased by $3.3 million to $147.1 million for the fourth quarter of 2020, as compared to $143.7 million for the prior-year period. Gross margins increased from 28.6% in the prior year period to 30.8% in the fourth quarter fiscal 2020 due to lower material costs and operating efficiencies.

Selling, general and administrative expenses decreased $14.1 million or 20.5%, to $54.8 million for the fourth quarter of 2020, as compared to $68.9 million for the prior-year period. The decrease was primarily due to cost savings as a result of COVID-19, in particular lower variable compensation of $2.7 million, reduced travel costs of $2.2 million and lower insurance costs of $2.0 million. The Company also had a gain on the sale of property and equipment of $3.8 million offsetting expenses during fiscal 2020.

Net income increased $8.2 million to $54.2 million for the fourth quarter of 2020, as compared to $46.0 million for the prior-year period, due to higher operating income of $18.0 million. The increase in net income was partially offset by lower other income of $7.7 million from the $7.4 million of income generated from a bargain purchase gain on the acquisition of Rocky Mountain Pipe ("Cor-Tek") in fiscal 2019. Adjusted net income increased $8.0 million to $56.5 million compared to $48.5 million for the prior-year period.

Adjusted EBITDA increased $9.4 million, or 10.6%, to $98.2 million for the fourth quarter of 2020, as compared to $88.8 million for the prior-year period. Net income margin increased from 9.2% in the prior-year period to 11.4% and Adjusted EBITDA Margin increased 290 basis points from 17.7% to 20.6%.

Net income per diluted share was $1.11 for the fourth quarter of 2020, an increase of $0.17 from the prior-year period. Adjusted net income per diluted share was $1.18 per share for the fourth quarter of 2020 compared to $1.01 for the prior-year period.

Segment Results

Electrical Raceway
Electrical Raceway net sales decreased $9.2 million, or 2.5%, to $364.1 million for the fourth quarter of 2020, as compared to $373.3 million for the prior-year period. The decrease in net sales is primarily driven by $35.3 million in lower volume attributed primarily to impacts of COVID-19 across most product categories in the fourth quarter. The decrease in volume is partially offset by volume gains in the PVC electrical conduit and fittings product category. The decrease in net sales was also partially offset by higher average selling prices resulting from higher input costs of resin and copper of $23.6 million.

Exhibit 99.1

Adjusted EBITDA increased $12.9 million, or 16.1%, to $92.9 million for the fourth quarter of 2020, as compared to $80.0 million for the prior-year period, and Adjusted EBITDA Margin increased from 21.4% to 25.5%. The increase in Adjusted EBITDA was largely due to pricing strategies partially offset by lower volume period over period.
Mechanical Products & Solutions
MP&S net sales decreased $14.8 million, or 11.5%, to $113.9 million for the fourth quarter of 2020, as compared to $128.7 million for the prior-year period. The decrease is attributed to lower volume of $12.2 million primarily attributed to the impacts of COVID-19 across all product categories. Additionally, net sales decreased due to lower average selling prices resulting from the lower input cost of steel of $3.5 million.
Adjusted EBITDA decreased $5.0 million, or 23.8%, to $16.1 million for the fourth quarter 2020, as compared to $21.1 million for the prior-year period. Adjusted EBITDA Margin decreased to 14.1% from 16.4%. The Adjusted EBITDA decrease is primarily due to the lower volume, partially offset by cost control measures in response to COVID-19.
Fiscal 2020 Full-Year Results
Net sales for fiscal 2020 decreased $151.1 million to $1,765.4 million, a decrease of 7.9%, compared to $1,916.5 million for fiscal 2019. The decrease is primarily attributed to lower volume of $140.3 million predominantly due to the impacts of COVID-19. The Company experienced volume declines in most of its product categories with the exception of the PVC electrical conduit and fittings product category within the Electrical Raceway segment and the mechanical pipe product category within the MP&S segment. Additionally, net sales decreased $37.7 million due to lower average selling prices resulting from lower input costs of steel, which was partially offset by higher average selling prices resulting from higher input costs of resin and copper. The decrease in net sales was partially offset by $28.5 million of sales from the 2019 acquisitions.

Gross profit for fiscal 2020 decreased $5.9 million to $491.3 million, a decrease of 1.2%, compared to $497.2 million for fiscal 2019. Gross margin increased to 27.8% in fiscal 2020 compared to 25.9% in fiscal 2019 due to lower material costs and operating efficiencies.

Selling, general and administrative expenses decreased $21.2 million, or 8.8%, to $219.5 million for fiscal 2020 compared to $240.7 million for fiscal 2019. The decrease was primarily due to cost savings as a result of COVID-19, in particular lower variable compensation of $6.0 million, reduced travel costs of $5.1 million and lower insurance costs of $3.0 million. Additionally, due to sales volume declines associated with COVID-19, commissions expense decreased $2.4 million. Lastly, the Company had a gain on the sale of property and equipment of $3.8 million offsetting expenses during fiscal 2020.

Net income increased $13.3 million to $152.3 million for fiscal 2020, as compared to $139.1 million for fiscal 2019. Adjusted net income increased $8.6 million to $181.5 million for fiscal 2020 compared to $172.9 million for fiscal 2019. The increase in both net income and adjusted net income was primarily driven by higher operating income of $15.9 million.

Adjusted EBITDA increased $2.2 million or 0.7%, to $326.6 million for fiscal 2020, as compared to $324.4 million for fiscal 2019. The increase was primarily due higher operating income.

Net income per diluted share on a GAAP basis was $3.10 for fiscal 2020, an increase of $0.27 from fiscal 2019. Adjusted net income per diluted share was $3.78 for fiscal 2020 compared to $3.62 for fiscal 2019.
Liquidity & Capital Resources

During fiscal 2020, operating activities provided $248.8 million of cash, compared to $209.7 million during fiscal year 2019. Free cash flow increased to $215.0 million for fiscal 2020 from $174.8 million in fiscal year 2019. The increase in cash provided by operating activities and free cash flow was primarily due to lower spending on working capital of $19.2 million driven by improved collections and reduced purchases of inventory at lower prices as well as improved operating income of $15.9 million.

During the year ended September 30, 2020, the Company made a voluntary prepayment of $40.0 million of principal on the First Lien Loan. The principal repayment combined with the increases in cash on hand and Adjusted EBITDA resulted in a reduction in the net debt leverage ratio to 1.6 as of September 30, 2020 from 2.2 as of September 30, 2019.

Exhibit 99.1

Full Year 2021 Outlook1

The Company expects fiscal year 2021 Adjusted EBITDA to be in the range of $340-$360 million and Adjusted net income per diluted share to be in the range of $3.95 - $4.25.
Fiscal 2021 First Quarter Outlook1
The Company expects the first quarter of fiscal 2020 Adjusted EBITDA to be in the range of $95 - $105 million and Adjusted net income per diluted share to be in the range of $1.15 - $1.30.
Conference Call Information
Atkore management will host a conference call today, November 19, 2020, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (833) 968-2233 (domestic) or (825) 312-2056 (international). The call will be available for replay until December 3, 2020. The replay can be accessed by dialing (800) 585-8367, or for international callers, (416) 621-4642. The passcode for the live call and the replay is 8987723.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.
To learn more about the Company please visit the company's website at http://investors.atkore.com.
___________________________________________________
1 Reconciliations of the forward-looking full-year and fiscal first quarter 2021 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.
About Atkore International Group Inc.
Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world. With a net work of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit www.atkore.com.

Contact:

Lisa Winter
Vice President - Communications
708-225-2453
lwinter@atkore.com

John Deitzer
Vice President - Treasury and Investor Relations
708-225-2124
JDeitzer@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or

Exhibit 99.1

other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 19, 2020 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, such as the novel coronavirus (COVID-19) pandemic; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information
This press release includes certain financial information, not prepared in accordance with GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the

Exhibit 99.1

performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business, in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss), adjusted to exclude income tax expense, depreciation and amortization, interest expense, net, gain (loss) on extinguishment of debt, restructuring charges, stock-based compensation, certain legal matters, transaction costs, gain on purchase of a business, gain on sale of a business and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before gain (loss) on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on purchase of a business, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of gain (loss) on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of a business, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. Beginning in March 2018, the Company has excluded the impact of intangible asset amortization from the calculation of Adjusted net income. Adjusted net income prepared for periods prior to March 2018 have also been adjusted to reflect this change.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net sales	$477,420	$501,710	$1,765,421	$1,916,538
Cost of sales	330,366	357,988	1,274,107	1,419,338
Gross profit	147,054	143,722	491,314	497,200
Gross Margin	30.8%	28.6%	27.8%	25.9%
Selling, general and administrative	54,762	68,882	219,496	240,660
Intangible asset amortization	8,052	8,598	32,262	32,876
Operating income	84,240	66,242	239,556	223,664
Interest expense, net	9,457	12,196	40,062	50,473
Loss on extinguishment of debt	273	—	273	—
Other income, net	(315)	(8,056)	(2,777)	(11,478)
Income before income taxes	74,825	62,102	201,998	184,669
Income tax expense	20,584	16,105	49,696	45,618
Net income	$54,241	$45,997	$152,302	$139,051

Net income per share
Basic	$1.12	$0.96	$3.15	$2.91
Diluted	$1.11	$0.94	$3.10	$2.83

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2020	September 30, 2019
Assets
Current Assets:
Cash and cash equivalents	$284,471	$123,415
Accounts receivable, less allowance for doubtful accounts of $3,168 and $2,608, respectively	298,242	315,353
Inventories, net	199,095	226,090
Prepaid expenses and other current assets	46,868	34,679
Total current assets	828,676	699,537
Property, plant and equipment, net	243,891	260,703
Intangible assets, net	255,349	285,684
Goodwill	188,239	186,231
Right-of-use assets, net	38,692	—
Deferred income taxes	687	577
Non-trade receivables	2,991	4,263
Total Assets	$1,558,525	$1,436,995
Liabilities and Equity
Current Liabilities:
Accounts payable	$142,601	$150,681
Income tax payable	1,360	2,157
Accrued compensation and employee benefits	32,836	35,770
Customer liabilities	35,802	44,983
Lease obligations	15,786	—
Other current liabilities	47,785	53,943
Total current liabilities	276,170	287,534
Long-term debt	803,736	845,317
Long-term lease obligations	24,143	0
Deferred income taxes	22,525	19,986
Other long-term tax liabilities	1,619	3,669
Pension liabilities	40,023	34,509
Other long-term liabilities	11,899	13,044
Total Liabilities	1,180,115	1,204,059
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 47,407,023 and 46,955,163 shares issued and outstanding, respectively	475	471
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	487,223	477,139
Accumulated deficit	(64,154)	(200,396)
Accumulated other comprehensive loss	(42,554)	(41,698)
Total Equity	378,410	232,936
Total Liabilities and Equity	$1,558,525	$1,436,995

ATKORE INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	September 30, 2020	September 30, 2019
Operating activities
Net income	$152,302	$139,051
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	74,470	72,347
Amortization of debt issuance costs and original issue discount	1,876	1,804
Deferred income taxes	4,483	(796)
Loss (gain) on extinguishment of debt	273	—
Provision for losses on accounts receivable and inventory	5,014	4,656
Stock-based compensation expense	13,064	11,798
Amortization of right of use asset	14,803	—
Loss on disposal of property, plant, & equipment	3,001	—
Gain on purchase of business	—	(7,384)
Other adjustments to net income	(844)	(1,938)
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	16,920	6,026
Inventories	24,642	9,002
Prepaid expenses and other current assets	(11,164)	(3,054)
Accounts payable	(5,835)	(21,981)
Income taxes	(6,261)	4,511
Accrued and other liabilities	(32,942)	(2,782)
Other, net	(5,040)	(1,566)
Net cash provided by operating activities	248,762	209,694
Investing activities
Capital expenditures	(33,770)	(34,860)
Insurance proceeds from sale of properties, plant and equipment	2,337	—
Proceeds from sale of properties, plant and equipment	3,920	80
Acquisitions of businesses, net of cash acquired	—	(97,999)
Other, net	—	(322)
Net cash (used for) provided by investing activities	(27,513)	(133,101)
Financing activities
Borrowings under credit facility	—	39,000
Repayments under credit facility	—	(39,000)
Repayments of short-term debt	—	(20,980)
Repayments of long-term debt	(40,000)	(40,000)
Issuance of common stock, net of taxes withheld	(2,972)	7,374
Repurchase of common stock	(15,011)	(24,419)
Payments for debt financing costs and fees	(3,204)	—
Other, net	8	(155)
Net cash used for financing activities	(61,179)	(78,180)
Effects of foreign exchange rate changes on cash and cash equivalents	986	(1,660)
Increase (decrease) in cash and cash equivalents	161,056	(3,247)
Cash and cash equivalents at beginning of period	123,415	126,662
Cash and cash equivalents at end of period	$284,471	$123,415

(in thousands)	September 30, 2020	September 30, 2019
Supplementary Cash Flow information
Interest paid	$38,791	$49,879
Income taxes paid, net of refunds	50,993	38,698
Capital expenditures, not yet paid	1,278	3,719

Free Cash Flow:
Net cash provided by operating activities	248,762	209,694
Capital expenditures	(33,770)	(34,860)
Free Cash Flow:	214,992	174,834

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income	$54,241	$45,997	$152,302	$139,051
Income tax expense	20,584	16,105	49,696	45,618
Depreciation and amortization	18,946	18,286	74,470	72,347
Interest expense, net	9,457	12,196	40,062	50,473
Restructuring charges	(55)	623	3,284	3,804
Stock-based compensation	3,762	2,862	13,064	11,798
Loss on extinguishment of debt	273	—	273	—
Gain on purchase of a business	—	(7,384)	—	(7,384)
Transaction costs	17	837	196	1,200
Other (a)	(9,029)	(712)	(6,712)	7,501
Adjusted EBITDA	$98,196	$88,810	$326,635	$324,408

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment , release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.

The following tables represent calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Fiscal year ended
	September 30, 2020			September 30, 2019
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$1,331,275	$299,485	22.5%	$1,443,493	$292,585	20.3%
MP&S	436,700	$61,152	14.0%	474,260	$70,040	14.8%
Eliminations	(2,554)			(1,215)
Consolidated operations	$1,765,421			$1,916,538

	Three Months Ended
	September 30, 2020			September 30, 2019
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$364,148	$92,855	25.5%	$373,344	$80,000	21.4%
MP&S	113,904	$16,111	14.1%	128,661	$21,137	16.4%
Eliminations	(632)			(295)
Consolidated operations	$477,420			$501,710

The following table presents calculations of Adjusted EBITDA Margin for Atkore International Group Inc. for the periods presented:

	Three Months Ended				Fiscal Year Ended
(in thousands)	September 30, 2020	September 30, 2019	Change	% Change	September 30, 2020	September 30, 2019	Change	% Change
Net sales	$477,420	$501,710	$(24,290)	(4.8)%	$1,765,421	$1,916,538	$(151,117)	(7.9)%
Adjusted EBITDA	$98,196	$88,810	$9,386	10.6%	$326,635	$324,408	$2,227	0.7%
Adjusted EBITDA Margin	20.6%	17.7%			18.5%	16.9%

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income	$54,241	$45,997	$152,302	$139,051
Stock-based compensation	3,762	2,862	13,064	11,798
Intangible asset amortization	8,052	8,598	32,262	32,876
Gain on purchase of business	—	(7,384)	—	(7,384)
Loss on extinguishment of debt	273	—	273	—
Other (a)	(9,029)	(712)	(6,712)	7,501
Pre-tax adjustments to net income	3,058	3,364	38,887	44,791
Tax effect	(765)	(824)	(9,722)	(10,974)
Adjusted net income	$56,534	$48,537	$181,467	$172,868

Weighted-Average Diluted Common Shares Outstanding	47,925	47,845	48,044	47,777
Net income per diluted share (b)	$1.11	$0.94	$3.10	$2.83
Adjusted net income per diluted share (c)	$1.18	$1.01	$3.78	$3.62
(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment , release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.
(b) The Company calculates basic and diluted net income per common share using the two-class method. Under the two-class method, net earnings are allocated to each class of common stock and participating securities as if all the net earnings for the period had been distributed. The Company's participating securities consist of share-based payment awards that contain a non-forfeitable right to receive dividends and therefore are considered to participate in undistributed earnings with common stockholders. Included within the calculation of net income per diluted share is 3,356 and 3,726 of undistributed earnings allocated to participating securities for fiscal years ended 2020 and 2019. Included within the calculation of net income per diluted share is See Note 10, ''Earnings Per Share'' in our Annual Report on Form 10-K.
(c) Adjusted net income per diluted share is calculated by taking adjusted net income and divided by the weighted-average diluted common shares outstanding.

The following table presents reconciliations of Net Debt to Total Debt for the periods presented:

(in thousands)	September 30, 2020		September 30, 2019		September 30, 2018
Short-term debt and current maturities of long-term debt	$—		$—		$26,561
Long-term debt	803,736		845,317		877,686
Total Debt	803,736		845,317		904,247
Less cash and cash equivalents	284,471		123,415		126,662
Net Debt	$519,265		$721,902		$777,585

Adjusted EBITDA	$326,635		$324,408		$271,549

Total debt/Adjusted EBITDA	2.5	x	2.6	x	3.3	x
Net debt/Adjusted EBITDA	1.6	x	2.2	x	2.9	x